EXHIBIT 10.1

MEMBERSHIP INTEREST
REDEMPTION AND EQUIPMENT PURCHASE AGREEMENT

This Membership Interest Redemption and Equipment Purchase Agreement (“Agreement”) is entered into by and among RiceBran Technologies, a California corporation formerly known as “NutraCea” (“RBT”),  AF Bran Holdings-NL LLC ("AFBH-NL") and AF Bran Holdings LLC ("AFBH"), in each case, a Delaware limited liability company (AFBH-NL and AFBH being referred to collectively as "AF"), Nutra SA, LLC, a Delaware limited liability company (“Company”) and Industria Riograndese de Oleos Vegetais Ltda, a limited liability company organized under the laws of Brazil ("Irgovel"), effective as of November 28, 2017 (“Effective Date”).  RBT, AF, the Company and Irgovel agree as follows:

1.             Background and Purpose.

1.1.          The Company. RBT (f/k/a NutraCea) previously formed the Company, and AF made an investment in the Company. RBT and AF have certain ownership rights in the Company pursuant to various agreements, including without limitation, (i) an Investor Rights Agreement (“Investment Rights Agreement”), dated as of January 18, 2011, by and among RBT, the Company, Irgovel and AF, as amended, restated or otherwise modified from time to time, including pursuant to the Waiver of Investor Rights Agreements, dated as of December 6, 2013 and the Second Amendment of Investment Agreements, dated as of June 30, 2015 (“Second Amendment of Investment Agreements”), (ii) a Membership Interest Purchase Agreement, dated as of December 29, 2010, by and among RBT, the Company and AF, as amended, restated or otherwise modified from time to time (“Membership Interest Purchase Agreement”), including pursuant to the amendment thereto on January 18, 2011, the Amendment of Investment Agreements, dated as of October 31, 2013 (“Amendment of Investment Agreements”) and the Second Amendment of Investment Agreements, (iii) a Second Amended and Restated Limited Liability Company Agreement for Nutra SA, LLC (“Operating Agreement”), dated as of December 24, 2012, by and among RBT and AF, as amended, restated or otherwise modified from time to time, including pursuant to the Amendment of Investment Agreements and Second Amendment of Investment Agreements and (iv) a Contribution and Subscription Agreement (“Contribution Agreement”), dated as of December 24, 2012, by and among RBT, the Company and AF, as amended, restated or otherwise modified from time to time, including pursuant to the Amendment of Investment Agreements and Second Amendment of Investment Agreements. Collectively, the foregoing agreements and the other agreements and documents referenced or attached in any such agreements are referred to as the “Investment Agreements.”

1.2.          Irgovel. The Company is the owner of all of the outstanding equity interests in Irgovel. Irgovel owns and operates a food ingredient processing facility in Brazil.

1.3.          Membership Interest. RBT and AF own all of the membership interests of the Company. RBT’s membership interest in the Company (the “Membership Interest”) has the economic, voting and other rights and obligations set forth in Operating Agreement and the other Investment Agreements.

1.4.          Redemption of Membership Interest. It is the intention of the parties that (i) the Company will redeem and acquire from RBT the Membership Interest and RBT will sell, assign, transfer and convey to the Company all right, title and interest of RBT in the Membership Interest, and (ii) the Investment Rights Agreement will be terminated, such that no party has any further obligations thereunder, on the terms and conditions set forth herein. Pursuant to such redemption, AF will hold all the outstanding membership interests of the Company under the Operating Agreement.

1.5.          Extruder and IP License. RBT has developed certain proprietary rice extruder equipment (“RBT Extruder”) that stabilizes raw rice bran generated from the rice milling process by deactivating the lipase enzyme activity that naturally occurs in raw rice bran as a result of the milling process. RBT Extruders, in conjunction with other RBT information, know-how, trade secrets, processes and procedures (“Stabilization IP”) are used to stabilize rice bran for human and animal food and feed. Pursuant to the Contribution Agreement, RBT contributed to the Company two (2) RBT Extruders, which were further contributed by the Company to Irgovel, for use in connection with Irgovel’s operations together with rights to use the Stabilization IP in connection with the RBT Extruders in Brazil. RBT desires to receive back from Irgovel, and Irgovel desires to transfer back to RBT, one (1) of the RBT Extruders (the “Return of Extruder”), which is described more fully on Exhibit A. Irgovel will retain ownership of the other RBT Extruder (the “Retained Extruder”), and RBT will continue to license certain intellectual property rights to the Company and Igrovel related to the use of the Retained Extruder.

2.            Contribution; Redemption of Membership Interest and Purchased; Return of Extruder; Termination of Investment Rights Agreement. Subject to the terms and conditions of this Agreement, at the closing of the transaction contemplated by this Agreement, which will occur remotely by way of electronically exchanged documents and signature pages at 10:00 a.m., Eastern Time, on the Effective Date (the “Closing”):

(a)          Return of Extruder. Irgovel shall assign, transfer and convey to RBT, and RBT shall receive and take ownership of the Returned Extruder, in exchange for RBT’s payment of $250,000 to Irgovel and RBT being responsible for all the cost and expenses (including packing, shipping, taxes and duties) associated with the Returned Extruder as provided in Section 3.1 hereof.

(b)          Contribution. RBT shall make a cash capital contribution of $290,000, by wire transfer of immediately available funds in the legal currency of the United States, to the Company and, further cause such funds to be contributed by wire transfer, as directed by AF;

(c)          Redemption of Membership Interest. RBT shall assign, transfer and convey to the Company, and the Company shall redeem and acquire from RBT, all right, title and interest in the Membership Interest, free of all encumbrances, in exchange for $1, the receipt and sufficiency of which is acknowledged by RBT, and the covenants set forth herein; and

(d)          Termination of Agreements. RBT, the Company, Irgovel and AF hereby terminate the Investment Rights Agreement such that it has no further force or effect and no party has any further rights or obligations thereunder.

3.             Delivery, Final Allocations and Continuing License Rights.

3.1.          Returned Extruder Delivery Terms. Irgovel shall deliver the Returned Extruder to RBT on an “as is” basis, Ex Works Irgovel’s loading docks, on such date as RBT may designate (provided RBT must provide Irgovel with at least two business days’ prior notice of such date), but in no event later than December 1, 2017, unless such date is extended by AF and RBT. Irgovel will package the Returned Extruder in a substantially equivalent manner as the Returned Extruder was packaged when originally provided by RBT to Irgovel, but without the external plastic wrapping. Without limiting the foregoing, RBT shall be responsible for any taxes and fees imposed because of the purchase and shipment of the Returned Extruder. Following the Closing and prior to such delivery, Irgovel shall not transfer any right, title or interest in the Returned Extender to any other person. Subject to the foregoing, none of Irgovel, the Company or AF shall have any responsibility for any loss of, malfunction of or damage to the Returned Extruder at any time.

3.2.          Company Profit and Loss Allocation.  RBT shall be allocated RBT’s distributive share of the income, gain, loss, deductions and credits of the Company with respect to the Membership Interest for all taxable periods prior to the Closing. Upon RBT’s reasonable advance request and at RBT’s sole cost and expense, the Company and Irgovel shall, on a timely basis, provide for RBT all reasonably available documentation verifying such allocable income, gain, loss, deductions and credits in accordance with generally accepted United States accounting principles, consistently applied with past practices, as reasonably required by RBT for RBT to comply with its public reporting requirements in a timely manner.  RBT shall not be allocated any income, gain, loss, deductions or credits of the Company with respect to the Membership Interest for any taxable period following the Effective Date.  Following the Closing Date, RBT shall be entitled to no further distributions from the Company.

3.3.          Amendment to License Agreement. RBT, the Company and Irgovel hereby amend, effective as of the Effective Date, the License Agreement, dated January 18, 2011, by and among RBT, the Company and Irgovel (the “License Agreement”) as follows:

(a)
Section F in the recitals of the License Agreement is hereby deleted and replaced with the following:  “Additional Operations. After completion of the investment by AF in Nutra SA pursuant to the Purchase Agreement, it is the intention of the Parties that Irgovel will (i) increase its capacity and improve its production with respect to rice oil, (ii) produce lecithin and produce human food grade defatted bran, (iii) implement such additional improvements and enhancements to the Current Business, (iv) produce any food, chemical or pharmaceutical derivatives and (v) conduct any of its past or present businesses substantially as conducted before November 28, 2017 (“Additional Operations” and collectively with the Current Business, the “Field”).”

(b)
Section G in the recitals of the License Agreement is hereby deleted and replaced with the following:  “NutraCea has agreed to enter into this Agreement in order to confirm Licensee’s rights under the Licensed IP (as defined in Section 2.1) to enable Licensee, or its assigns or sublicensees, from one or more facilities located within Brazil, Argentina, Paraguay and Uruguay (the “Territory”), to produce, make, have made, use, sell, offer for sale, distribute, import and export products and services in the Field.”

(c)	Section 2.1 of the License Agreement is hereby deleted and replaced with the following:

“License Grant.  Subject to the terms and conditions set forth herein, NutraCea hereby grants to Licensee a fully paid and royalty-free, perpetual, irrevocable (except as set forth in Section 6.1), transferable (subject to Section 20), non-sublicensable (except for “have made” rights or as otherwise provided herein), non-exclusive license to and under the Licensed IP to (i) produce, make, have made and use within the Territory and in the Field, and (ii) sell, offer for sale, distribute, import and export (and use in the furtherance of the foregoing rights) anywhere in the world and for any purpose, in each case, the products, their derivatives or related services that are produced with that certain rice extruder equipment that was contributed by NutraCea to Nutra SA and by Nutra SA to Irgovel on or about December 2012 and retained by Irgovel following November 28, 2017 (the “Retained Extruder”).  For purposes of this Agreement, “Licensed IP” means any data, procedures, and other information and intellectual property of NutraCea that is used or reasonably useful for Licensee’s operation of the Retained Extruder in accordance with the terms of this Section 2.1, including trade secrets, know-how, processes, techniques, methods and other proprietary rights, including any patents or patent rights arising therefrom.  Licensee may sublicense its rights under the Licensed IP to a third party to operate the Retained Extruder and sell, offer for sale, distribute, import and export any resulting products, their derivatives or related services.”

(d)
Section 2.2 of the License Agreement is hereby deleted and replaced with the following: “The foregoing notwithstanding, the Parties agree and understand that, except for the license rights granted herein, Licensee (i) shall not acquire, and Nutracea shall retain, all rights to its intellectual property, including all trademarks copyrights, trade secrets, proprietary rights, patents or patent application rights for any purposes, uses or applications, and (ii) shall not copy, create derivative works, or reverse engineer the Licensed IP or the Retained Extruder, or any component thereof, including, but not limited to, decompiling, disassembling or otherwise attempting to derive the source code for software included therein or all or any components of the Retained Extruder, or allow, assist or permit others to do any of the foregoing. All uses of the Licensed IP shall be in accordance with the provisions of this Agreement and Licensee shall not use the Licensed IP in any manner that is inconsistent with the terms of this Agreement.”

(e)	Pursuant to Section 11 of the License Agreement, the notice addresses of the parties under the License Agreement are hereby amended to be the notice addresses for such person’s under this Agreement.

(f)
Clause (ii) of Section 20 of the License Agreement is hereby deleted and replaced with the following: “(ii) assign this Agreement, in whole or in part, to a successor-in-interest of all or substantially all of the assets or equity of the business of such Party to which this Agreement relates, or to a purchaser of the Retained Extruder; provided that such assignee agrees to be bound by the terms and conditions hereof.”

4.             Representations and Warranties Regarding RBT, the Company and Irgovel. As a material inducement to AF to enter into this Agreement and consummate the transactions contemplated hereby, RBT hereby represents and warrants to AF that:

4.1           Authorization; Enforceability.  RBT and the Company have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and legally binding obligation of RBT and the Company, enforceable against RBT in accordance with its terms, subject to:  (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights.

4.2          Ownership. RBT owns all right, title and interest in the Membership Interest and shall deliver the Membership Interest free and clear of any liens or claims (other than any restrictions under applicable securities laws and the Operating Agreement), taxes, demands or any other encumbrances.  RBT has not assigned to any third party all or any portion of the Membership Interest or any rights therein.

4.3          Affiliate Transactions. Other than the Investment Agreements and the License Agreement, there are no agreements between Irgovel or the Company, on the one hand, and RBT or any other person (other than Irgovel or the Company) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with RBT (its “Affiliates”), on the other hand. Except for the Licensed IP licensed under the License Agreement, none of RBT or its Affiliates or current or former employees own, or have any interest in, any property that is used or held for use in, or is or will be necessary for, the present operation of the business of the Company or Irgovel. There is no amount owed, and in the past 36 months have been no amounts paid or assets transferred, from Irgovel or the Company, on the one hand, to RBT or its Affiliates, on the other hand.

4.4           No Conflicts. None of the execution, delivery or performance of this Agreement by RBT or, to RBT’s actual knowledge, the Company (including the consummation of the transactions contemplated by this Agreement) will conflict with or result in a material breach or violation of any terms or provisions of, or constitute a default under, RBT’s or the Company’s organizational documents, RBT’s or the Company’s material contracts or law applicable to RBT.  RBT and, to RBT’s actual knowledge, the Company have obtained all consents and approvals from each governmental entity exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or other third party (“Governmental Entity”), and made all governmental filings, that RBT and the Company are required to obtain or make in order for RBT and the Company to perform their respective obligations hereunder.

4.5           Anti-Bribery Compliance. To the actual knowledge of RBT, each of RBT (in respect of the operations of the Company and Irgovel) and Irgovel has taken appropriate actions to cause RBT and Irgovel employees to comply with the legal requirements under the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd−1, et seq.) (the “FCPA”). These actions have included providing information to all employees relative to the requirements of the FCPA, and obtaining written acknowledgement of their receipt and review of such information. Additionally, RBT has made available a confidential telephone number for reporting any allegations of non-compliance with the FCPA and any other anti-bribery laws. To the actual knowledge of RBT, during the past three years, neither RBT (in respect of the operations of the Company and Irgovel), nor Irgovel has received any communication from any Governmental Entity that alleges that RBT (in respect of the operations of the Company and Irgovel) or Irgovel or any of their respective agents is in violation of, or has, or may have, any material liability under, the FCPA or any other anti-bribery laws.

4.6           Litigation. To RBT’s actual knowledge, there are no actions or proceedings pending, settled or threatened against the Company or any director, officer, employee or independent contractor of the Company, or any former officer, director, employee or independent contractor of the Company. To RBT’s actual knowledge, neither RBT nor the Company are subject to any outstanding award, decision, injunction, judgment, order, decree, ruling, subpoena, determination or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity, or by any arbitrator or arbitration panel (“Order”) or any past, pending or threatened claim, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel (public or private) (“Legal Proceeding”). To RBT’s actual knowledge, there are no formal internal investigations or inquiries, in respect of the Company, being conducted by RBT or the Company or any third party at the request of RBT or the Company concerning (a) any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, or (b) violation of the Company’s policy or other misfeasance or malfeasance issues.

4.7           Compliance with Laws. To RBT’s actual knowledge, the Company is not, and during the past three years has not been, in material conflict with, or in material default or violation of, (a) any law applicable to the Company or (b) any governmental authorization.  To RBT’s actual knowledge, the Company has not, during the past three years, received any written warning, notice of violation, notice of revocation or other written communication from or on behalf of any Governmental Entity, alleging (x) any material violation of any governmental authorization or (y) that the Company requires any material governmental authorization for its business as currently conducted that is not currently held by it.  To RBT’s actual knowledge, no investigation or inquiry by any Governmental Entity with respect to the Company is pending or threatened with respect to any alleged or claimed violation of law.

4.8           Financial Statements. To RBT’s actual knowledge, RBT has provided AF with true, complete and correct copies of (a) the unaudited consolidated balance sheets of the Company as of December 31, 2014, December 31, 2015 and December 31, 2016 and the related consolidated statements of income and cash flows of the Company for the twelve (12) month periods then-ended, and (b) the unaudited consolidated balance sheet of the Company as of September 30, 2017 and the related consolidated statements of income of the Company for the 9-month period then-ended (the items described in the foregoing clauses (a) and (b), collectively, the “Financial Statements”), and each of the Financial Statements (including the notes thereto, if any) has been prepared from, and is consistent with, the books and records of the Company, and fairly presents in all material respects the financial condition of the Company as of the dates thereof, and the operating results and cash flows for the period then ended, and has been prepared in accordance with GAAP consistently applied throughout the period covered thereby in accordance with past custom and practice of the Company (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments (which are not material individually or in the aggregate)).  The information RBT discloses in RBT’s public financial statements in respect of the Company is consistent with the information presented in the Financial Statements.

5.             Representations and Warranties of AF.  As a material inducement to RBT and the Company entering into this Agreement and consummating the transactions contemplated hereby, AF hereby represents and warrants to RBT and the Company that:

5.1          Authorization; Enforceability.  AF has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and legally binding obligation of AF, enforceable against AF in accordance with its terms, subject to: (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights.

5.2          Reliance on Statements. Except as expressly provided herein, AF acknowledges that it has not relied upon any representation, assurances, statements or other information of any kind provided or made by RBT in making its decision to enter into and perform this Agreement.

5.3          Ownership of Purchased Extruder. To AF's actual knowledge, Irgovel owns the Returned Extruder and shall deliver the Returned Extruder to RBT free and clear of any liens or claims, taxes, demands or any other encumbrances.

6.            NO ADDITIONAL REPRESENTATIONS.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY HEREUNDER, EXPRESS OR IMPLIED. EACH PARTY EXPLICITLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES NOT SET FORTH IN WRITING HEREIN.

7.             Efforts; Assurance; Covenants.

7.1           Best Efforts.  Subject to the terms and conditions herein provided, each of the parties covenants and agrees to use their best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transaction contemplated hereby and to cause the fulfillment of the parties' obligations hereunder.

7.2.          Further Assurances.  On and after the Effective Date, RBT, AF, the Company and Irgovel will take all appropriate action and execute all documents, instruments or conveyances useful or appropriate to consummate the transactions contemplated herein.  Following the Effective Date, AF, RBT, the Company and Irgovel shall promptly execute and deliver, without payment of any additional consideration, any other assurances or additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement. Without limiting the generality of the foregoing, RBT shall from time to time following the Effective Date when reasonably requested by AF, the Company or Irgovel, without further consideration, promptly deliver, or cause to be delivered, any books and records of the Company or Irgovel that are in the possession or control of RBT or its Affiliates.  No such books or records shall be destroyed by RBT or its Affiliates, without first advising AF, the Company and Irgovel in writing and giving such persons a reasonable opportunity to obtain copies or possession thereof.

7.3          Future Agreement. Following the Closing, RBT and Irgovel agree that, to the extent requested by Irgovel, such parties shall negotiate in good faith with each other relating to entering into an agreement in which RBT would provide to Irgovel, for reasonable market compensation, technical assistance to commercialize Irgovel’s defatted rice bran and derivative products in the United States.

8.            Deliveries at the Closing.

8.1          Deliveries by RBT. At the Closing (or at such later time as specified below), RBT shall have delivered or cause to be delivered to AF:

(a)
all books and records of the Company or Irgovel that are in possession or control of RBT, its Affiliates or their Representatives (or copies thereof), excluding books and records of Irgovel that are in the possession of Irgovel and books and records of the Company that previously have been provided to AF or the members of the Management Committee of the Company that were appointed or designated by AF (it being understood that any such books and records not able to be delivered at the Closing shall be delivered within 30 days thereafter);

(b)	written resignations, effective as of Closing, of the directors and officers of the Company and Irgovel requested by AF to resign as of the Closing;

(c)
certified copies of resolutions, duly adopted by the governing body of RBT, which will be in full force and effect at the Closing, authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(d)	a properly completed and duly executed IRS Form W-9; and

(e)	control of the bank accounts, company registrations and other third-party signing authorities of the Company and, to the extent controlled by RBT, Irgovel.

8.2          Deliveries by the Company and Irgovel. At the Closing, the Company and Irgovel shall have delivered or cause to be delivered to AF resolutions, duly adopted by their respective governing bodies, which will be in full force and effect at the Closing, authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby.

8.3          Deliveries by AF. At the Closing, AF shall have delivered or cause to be delivered to RBT resolutions, duly adopted by the governing body of AF, which will be in full force and effect at the Closing, authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby.

9.            Mutual Release; Waiver.

9.1          Mutual Release.  Without in any manner limiting and subject to the obligations of the parties under the terms of this Agreement, AF and the Company hereby release and forever discharge RBT and its officers, directors, managers, agents and employees (“Representatives”), and RBT hereby releases and forever discharges AF, the Company and their respective Representatives (other than such officers, directors, managers and agents who are Representatives of RBT) from any and all claims, liabilities, costs, expenses, rights, causes of action, suits, litigation, proceedings, arbitrations and demands, whether known or unknown, that such party may have that directly or indirectly, relate to, result from or arise out of the Investment Agreements.  Notwithstanding the foregoing, nothing contained in this Article 9 shall operate to release any obligations of the parties hereto for a breach of this Agreement. Without limiting the foregoing, no further amounts are due to RBT or its Representatives in respect of any fees or expense requirements from the Company or Irgovel. To the extent California law may apply to the foregoing release, the parties expressly waive the benefits of Section 1542 of the California Civil Code, which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

9.2.          Covenant Not to Sue; Waiver. Each party hereto agrees to refrain from initiating, prosecuting or maintaining any action, suit or claim against any party based on any matter released under Section 9.1, and warrants that except as set forth herein, and such party has not filed any complaints, petitions, motions or other proceedings with respect to such matters.

9.3.          Ownership of Claims. The parties hereto represent and warrant that they have the sole right and exclusive authority to execute this Agreement and have not sold, assigned, transferred, subrogated, or otherwise disposed of any interest in any property or claims which are the subject matter hereof and agree to indemnify, defend and hold harmless the other parties from and against any claim based on or arising out of any such disposition.

9.4.          No Admission of Liability. Nothing contained in this Section 9 shall be deemed as an admission by any party of any liability of any kind to any other party, all such liability being expressly denied.

9.5          Waiver. RBT, on behalf of itself and its Representatives, waives any right to seek contribution or other payment from the Company and Irgovel with respect to a breach of this Agreement by RBT.

10.           Confidentiality; Public Announcements; Restrictive Covenants.

10.1         Confidentiality. From and after the Closing, RBT shall, and shall cause their Representatives to, (i) maintain all information related to the Company, Irgovel or AF and this Agreement, or any of the terms, conditions, negotiations or other information with respect hereto or the transactions contemplated hereby, whether furnished or available before or after the Closing, whether documentary, electronic or oral, whether labeled or otherwise identified as confidential, and regardless of the form of communication or the manner in which it is or was furnished (collectively, the “Confidential Information”) in strict confidence, shall take all necessary precautions against unauthorized disclosure of the Confidential Information, and shall not directly or indirectly, disclose, allow access to, transmit or transfer any Confidential Information to a third party and (ii) not use or reproduce the Confidential Information, in each case, without the knowledge and express written consent of AF.  Notwithstanding the foregoing, subject to Section 10.2, (x) RBT may provide Confidential Information (a) to the extent necessary to enforce its rights under this Agreement or (b) to the extent required by applicable law, regulation or legal process, and (y) Confidential Information shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by RBT or its Representatives in violation of this Agreement; (b) becomes available to RBT on a nonconfidential basis from a person other than the Company, Irgovel or AF who is not otherwise known to RBT to be bound by a confidentiality agreement with the Company, Irgovel or AF, or is otherwise not known to RBT to be under an obligation to the Company, Irgovel or AF not to transmit the information to RBT; or (c) was independently developed by RBT or its Affiliates without reference to or use of Confidential Information.  Nothing contained in this Agreement shall limit the obligations of RBT under Sections 7.4 and 7.5 of the Membership Interest Purchase Agreement.  The parties to this Agreement acknowledge and agree that all payment obligations, if any, that have arisen, or may arise, pursuant to the final sentence of Section 7.5 of the Membership Interest Purchase Agreement have been fully and completely satisfied.

10.2         Public Announcements. No press release, public disclosure or public statement shall be made by or on behalf of RBT, the Company, Irgovel or AF relating to this Agreement and the transactions contemplated hereby unless (a) agreed upon by RBT and AF, (b) such disclosure is made by RBT in the ordinary course in connection with conference calls relating to filings with the Securities and Exchange Commission or completed fiscal periods, or (c) required by applicable law or exchange rules or regulations; provided, that no public disclosure, press release, public statement or other public announcement by or on behalf of RBT that is made pursuant to clause (b) or (c) shall (x) mention the individuals who represent AF, their employer (other than AF, if applicable), the entity(ies) which directly or indirectly control or manage AF, any Affiliates of AF (other than the Company or Irgovel) or AF’s direct or indirect investors or owners by name, (y) describe the direct or indirect ownership or management of AF or (z) otherwise indicate any affiliation between AF and its direct or indirect investors, owners or managers. Before issuing a press release or making any other public disclosure or public statement not set forth in items (a) through (c) above that relate to this Agreement or the transactions contemplated hereunder, RBT and AF shall consult in advance.

10.3         Non-Disparagement. During the period of five (5) years following the Closing, RBT shall not, and shall cause its Affiliates and direct its Representatives not to, directly or indirectly, make or publish written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging with respect to commercial and financial matters, product quality, integrity, reputation or goodwill of AF, the Company, Irgovel or their respective affiliates, equityholders or officers; provided, that the foregoing shall not be violated by truthful statements made privately in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

11.           Miscellaneous.

11.1         Assignment.  Except as provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any of the parties without the prior written consent of the other parties; provided, that the Company, AF or Irgovel may, without the prior written consent of the RBT, assign any of its rights hereunder, in whole or in part, (x) to any Affiliate of such person, (y) to any person that, directly or indirectly, acquires the equity interests of the Company or Irgovel or all or a substantial portion of the assets of the Company or Irgovel or (z) for collateral security purposes to any lender providing financing to the Company, Irgovel or any of their respective Affiliates.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit, or obligation hereunder.

11.2         Governing Law; Venue.  The parties intend that this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to choice of law rules. Each Party hereby (i) submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware (the “Chosen Courts”) in any Legal Proceeding arising out of or relating to this Agreement, (b) agrees that all Claims in respect of such Legal Proceeding may be heard and determined only in any such Chosen Court, (c) hereby waives any Claim of inconvenient forum or other challenge to venue in such Chosen Court, and (d) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement before any Governmental Entity other than the Chosen Courts.

11.3         Entire Agreement; Amendments and Waivers.  This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.4         Counterparts and Scanned, Electronic or Faxed Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A scanned, electronic or facsimile transmission by one party to another party of an executed signature page of this Agreement shall be deemed to constitute due execution and delivery of this Agreement by such party.

11.5         Invalidity; Specific Enforcement.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument, and the provisions so held to be invalid, illegal or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it valid, legal and enforceable. Each party acknowledges and agrees that the other parties may be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each party agrees that each other party may be entitled, in addition to other rights or remedies existing in its favor, to injunctive or other relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in each case without the requirement of posting a bond or proving actual damages (which requirements the other parties shall waive).

11.6         Headings.  The headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.7         Expenses.  Except as otherwise provided in Section 3.1, the parties will each be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement.

11.8         Attorneys’ Fees.  If any lawsuit, action or other proceeding is brought by any party to interpret or enforce this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs, in addition to any other recovery or remedy the prevailing party is entitled to recover.

11.9         Waiver of Jury Trial. Each party hereby waives, to the maximum extent permitted by applicable law, trial by jury in any proceeding in any court with respect to, in connection with or arising out of this agreement, or the validity, protection, interpretation, collection or enforcement thereof, whether purporting to be at law or in equity, and whether sounding in contract, tort or otherwise.

11.10       Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given and received (i) if mailed by registered or certified mail, three business days after deposit in the United States mail, postage prepaid, return receipt requested; (ii) upon confirmation of a receipt of a facsimile transmission; (iii) if hand delivered, upon delivery against receipt or upon refusal to accept the notice; or (iv) if delivered by a recognized overnight courier, one business day after deposit with such courier, postage prepaid, in each case, addressed to such party at the address set forth below or at the most recent address specified through written notice under this provision:

If to RBT:

2928 Ramco Street West Sacramento, CA 95691 Attention: Robert Smith Facsimile: (602)-522-3001 E mail: rsmith@ricebrantech.com with a copy (which shall not constitute notice) to:

Weintraub Tobin
400 Capitol Mall, 11th Floor
Sacramento, California 95864
Attention: Christopher Chediak
                   Michael DeAngelis
Facsimile: (916) 446-1611
E mail: chediak@weintraub.com
            mdeangelis@weintraub.com

If to the Company, Irgovel or AF, per notice information to be provided separately by written notice.

Failure to conform to the requirement that mailing be done by registered mail or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

11.11       Time of Essence.  Time is of the essence in the performance of this Agreement.

11.12       Survival of Representations and Warranties.The representations and warranties contained in this Agreement shall survive the consummation of the transactions herein indefinitely.

[Signature Page to Follow]

The Parties have executed this Membership Interest Redemption and Equipment Purchase Agreement as of the Effective Date first above written.

RICEBRAN TECHNOLOGIES

By:	/s/ Robert Smith
Name:	Robert Smith
Title:	Chief Executive Officer

AF

AF BRAN HOLDINGS-NL LLC		AF BRAN HOLDINGS LLC

By:		By:
Title:	Authorized Signatory	Title:	Authorized Signatory

COMPANY		IRGOVEL

NUTRA SA, LLC		INDUSTRIA RIOGRANDESE DE OLEOS VEGETAIS LTDA

By:	/s/ J. Dale Belt	By:	/s/ Gilmar Pretto
Name:	J. Dale Belt	Name:	Gilmar Pretto
Title:	Manager	Title:	President

[SIGNATURE PAGE TO MEMBERSHIP INTEREST REDEMPTION AND
EQUIPMENT PURCHASE AGREEMENT]

Exhibit A

Purchased Extruder

One RBT Extruder, Model Number MC480stb Serial Number 903, which was delivered to Irgovel pursuant to the Contribution Agreement.